Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IDEX Biometrics ASA 2022 Subscription Rights Incentive Plan and the IDEX Biometrics ASA 2022 Employee Share Purchase Plan of IDEX Biometrics ASA of our report dated April 29, 2022, with respect to the consolidated financial statements of IDEX Biometrics ASA included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

June 8, 2022